EXHIBIT 99.2

Whole Foods Market Appoints Keith Manbeck as Chief Financial Officer

Brings More than Two Decades of Financial and Operating Expertise at Leading Retail Companies

 Will Support Whole Foods Market’s Accelerated Path to Shareholder Value Creation

AUSTIN, Texas, May 10, 2017 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (NASDAQ:WFM) (“Whole Foods Market” or “the Company”) today announced the appointment of Keith Manbeck as Executive Vice President and Chief Financial Officer (CFO), effective May 17, 2017. Mr. Manbeck will join a leadership team that is implementing an accelerated plan to enhance shareholder value in a dynamic and increasingly competitive marketplace.

Mr. Manbeck brings to Whole Foods Market more than 20 years of financial and operational experience at leading companies, most recently serving as Senior Vice President of Digital Finance, Strategy Management and Business Transformation at Kohl’s Corporation since 2014. During his tenure at Kohl’s, Mr. Manbeck helped lead key transformation initiatives, including the company’s development of its digital commerce business. This resulted in three years of double-digit comp growth that outperformed industry peers, along with more than 20% annual sales growth, and over 25% annual profitability growth.

Prior to joining Kohl’s, Mr. Manbeck served as Global Vice President and CFO for Nike’s Direct to Consumer business, which under his stewardship delivered significant gross margin expansion. Under Mr. Manbeck’s leadership, which began in 2008, Nike’s Direct to Consumer business grew to over $5 billion in sales with double-digit comp growth each year and profits increasing by more than 30% each year.

“Keith’s proven experience will be a great addition to our team,” said John Mackey, Co-Founder and Chief Executive Officer of Whole Foods Market. “Keith has a track record of success at leading retail companies, including Kohl’s and Nike, where he led key transformation initiatives with great results. He is a proven leader who knows how to drive strategic change, while maintaining the culture and values that make a company great. We are confident Keith’s financial and operational expertise will allow him to hit the ground running as we move forward with our plan to improve financial and operational performance.”

“I am excited to join Whole Foods Market and help the Company deliver long-term, profitable and sustainable growth,” Mr. Manbeck said. “I have admired Whole Foods Market for many years, both as a customer and as an executive. I share the Company’s commitment to delivering nutritious food, a best-in-class customer experience and value for shareholders. I look forward to working closely with the entire Board and leadership team to implement financial strategies to support the Company’s continued growth and success.”

As previously announced on November 2, 2016, Glenda Flanagan will retire as CFO, coincident with Mr. Manbeck’s appointment. Ms. Flanagan will continue to serve the Company in a senior advisor capacity.

“On behalf of everyone at Whole Foods Market, we thank Glenda for her countless contributions and years of dedication, impressive work and friendship. Glenda’s title is smaller than her role. As one of the pioneering female CFOs in the Fortune 500, her head and her heart have been integral to the company that we are today. We are lucky to have her continued service and guidance as an advisor,” said Mr. Mackey.

Accelerated Value Enhancement Plan and Board Refreshment

In a separate press releases issued today, Whole Foods Market detailed its accelerated path to shareholder value creation, its second quarter 2017 earnings and the appointment of five new independent directors to its Board of Directors.

About Keith Manbeck

Keith Manbeck is a financial executive with over 20 years of progressive financial leadership experience with marquee companies. He has extensive experience in Consumer Package goods as well as growing direct to consumer brands and businesses. Prior to joining Whole Foods Market, Mr. Manbeck served as Senior Vice President of Digital Finance, Strategy Management and Business Transformation of Kohl’s Corporation since 2014. At Kohl’s, Mr. Manbeck led efforts to optimize operational effectiveness, margin rate and overall expense structure within the omnichannel organization, delivering over 20% annual sales growth and more than 25% annual profit growth during his tenure. He successfully lowered inventory and improved margin in the company’s digital business unit through transformation of buying, planning and allocation organization. He is also credited with delivering significant leverage of shipping and fulfillment expense by evolving inventory allocation and SKU rationalization, increasing inventory turns by 20%. Mr. Manbeck partnered with the cross-functional Kohl’s executive team to develop and execute a three-year technology blueprint to ensure optimal capital allocation.

From 2008 until 2014, Mr. Manbeck worked with Nike, Inc. in a number of leadership roles, including as Global Vice President and CFO of the Direct to Consumer business from 2012 to 2014. In this role, Mr. Manbeck managed financial strategy and operations across the globe, delivering double-digit top line growth, expanded gross margin, leveraged expenses and improved profitability by more than 30% each year. As the CFO of Nike’s European retail business, Mr. Manbeck led a turnaround and, by the end of his assignment, the Western Europe division expanded margin and significantly improved profitability. The Central and Eastern European division also saw significant market expansion, positive comp performance and significantly improved profitability.

Before joining Nike, Mr. Manbeck spent three years with Victoria’s Secret Stores from 2005 to 2008 as Vice President of Finance and Finance Director. Mr. Manbeck began his career with Pepsi, holding a number of positions over 12 years and ultimately rising to Group Finance Manager – Business Performance Management.

He holds an MBA in Finance and Economics from the University of Chicago’s Booth School of Business, an MBA in Strategy and Accounting from the University of Illinois at Chicago and a Bachelor of Arts in Business Management from Augustana College.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market is the leading natural and organic foods supermarket, the first national “Certified Organic” grocer, and uniquely positioned as America’s Healthiest Grocery Store™. In fiscal year 2016, the Company had sales of approximately $16 billion and has more than 460 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 87,000 team members and has been ranked for 20 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine. For more information, please visit www.wholefoodsmarket.com or @wholefoods on Twitter.

Contacts

Investor Relations Contact:
Cindy McCann
VP of Investor Relations
512.542.0204

Media Contact:
Brooke Buchanan
Brooke.Buchanan@wholefoods.com
512.542.0751